BMC BMC Industries, Inc. One Meridian Crossings, Suite 850 Minneapolis, MN 55423 Website: www.bmcind.com NEWS RELEASE

CONTACT:	CURTIS E. PETERSEN	(NYSE: BMM)
	(952) 851-6030	FOR IMMEDIATE RELEASE

BMC Industries, Inc. Reports First-Quarter 2003 Results

Company profitable in Q1; Optical Products sales improve; Buckbee-Mears to temporarily shut down mask lines

MINNEAPOLIS, April 29, 2003 -- BMC Industries, Inc. (NYSE: BMM) today reported a net profit of $0.7 million, or $0.03 per diluted share, compared to a net loss of $54.9 million, or $2.04 per diluted share, in the first quarter of last year.

Reported results in the first quarter last year included the cumulative effect of an accounting change as a result of the company adopting financial accounting standard FAS 142 for goodwill of $52.7 million, a gain related to the sale of the company's Optifacts optical laboratory software unit of $3.5 million, and non-recurring, restructuring-related charges of $2.8 million associated with the closure of the company's Azusa, Calif., lens manufacturing plant.  Excluding these items, for comparative purposes, BMC's first quarter 2002 pro forma net loss was $2.6 million, or $0.10 per diluted share.

The company announced consolidated revenues of $55.9 million for the first-quarter ended March 31, 2003, down 19 percent from $68.6 million in 2002 first quarter.  First quarter 2003 revenue comparisons include the impact of several product lines, which were discontinued last year.  These product lines include the Buckbee-Mears' exit of the computer monitor aperture mask business, and the sale of its non-mask sheet-etching business.  In Vision-Ease, the company exited its non-prescription SunSport® sun lens business.  Excluding these discontinued product lines, consolidated revenues in the first quarter 2003 would have decreased 9%, from $60.8 million in first quarter 2002 to $55.2 million in first quarter 2003.

"I am encouraged that even in this difficult economy, BMC posted its first profitable quarter in eight quarters," said Douglas C. Hepper, chairman and chief executive officer of BMC Industries. "We have been working diligently for the better part of 18 months to restructure both of our businesses for them to more effectively compete in their respective marketplaces.  Our ability to deliver a profitable quarter in the face of lower sales demonstrates the lower breakeven levels we have been able to achieve."

"Looking forward, it has been our stated objective to return the company to profitability in 2003.  We also recognize that reducing our debt to levels that allow the company to refinance its obligations at affordable rates and with flexible terms is essential.  Balancing these objectives will put pressure on near-term profits," added Hepper.

Since last November, BMC's Vision-Ease business has made significant improvements in customer service, which has played a major role in re-establishing relationships with former customers and building new customer relationships.

"I am especially pleased with evidence of a sales turnaround at Vision-Ease, with sales up 34 percent from fourth quarter 2002," Hepper said.  "Although we are encouraged by the recent sales trends, sales continue to track below last year.  We remain focused on continuous improvement in all aspects of our optical products business to ensure these positive trends continue."

As a result of the company's restructuring efforts, BMC's Buckbee-Mears business, in comparison to last year's first quarter, reported improved profitability in the first quarter 2003 on much lower sales.  The company added, however, that current market conditions in the aperture mask business will result in near-term pressure on profitability.

"Our Buckbee-Mears group is experiencing some fundamental shifts in the market that will necessitate changes to our mask production plans for the balance of the year," Hepper said. "While these decisions will reduce the near-term cash costs of this business, they will also reduce near-term profitability.  As a result, this group will be accelerating further cost reductions and reducing inventories in order to effectively manage this situation."

"We remain committed to reducing overall debt levels to increase our financial and operating flexibility," Hepper said.  "We also continue to actively seek buyers for a number of non-core assets, including real estate in both Azusa, California, and St. Paul, Minnesota."

Of note during the quarter, BMC announced in February that it had successfully achieved full compliance with the continued listing requirements of the New York Stock Exchange.

Buckbee-Mears Group Operating Highlights

The Buckbee-Mears group reported operating earnings of $1.7 million during the first quarter, compared to operating earnings of $1.4 million in last year's first quarter.  Operating earnings for the quarter were 6.2 percent of revenues, versus 3.9 percent of revenues in the first quarter of 2002.  Operating earnings in the first quarter 2003 were higher than first quarter 2002 primarily as a result of the discontinued product lines noted earlier, which represented little or no profitability, coupled with a reduction in the overall operating cost structure of the business.

First-quarter 2003 revenues for the Buckbee-Mears group totaled $26.9 million, a decrease of $8.6 million, or 24 percent, from $35.5 million in the first quarter of 2002.  This decrease was due primarily to the discontinuation last year of several product lines, including computer monitor masks and the non-mask sheet-etching business, and due to reduced sales of television aperture masks resulting from overall market softness in the quarter.

"Market conditions in the television aperture mask business are once again becoming more challenging," said Hepper.  "Despite relatively stable demand in 2002, late last year we began feeling the effects of a fundamental shift in the market."

A number of its traditional North American and Western European picture-tube customers have either closed operations altogether or have moved them to lower-cost manufacturing sites, such as China.  BMC continues to sell to these customers, and has responded to this shift by increasing selling efforts in Asia to increase sales to that region.

"In addition to a lower overall cost structure, our Mask Operations will continue to work to replace lower-margin computer monitor and commodity television masks with higher-margin television masks - including advanced products for flat, widescreen and digital/HDTV applications," Hepper said. "However, softer sales and resulting increases in inventories will require changes in our mask production plans for the balance of the year."

In response, the company in the second quarter will temporarily shut down three aperture mask production lines at its Cortland, New York, manufacturing facility for a three-week period beginning in mid-June.  There is potential for one of these mask lines to be shut down earlier in the quarter depending on market demand.  The company will also shut down one mask line at its Mullheim, Germany facility for an unspecified amount of time sometime during the second quarter.  These shut downs are in addition to planned maintenance shutdowns typically scheduled in July and August.  While the group has completed a number of restructuring initiatives in the past 18 months, BMC will continue to monitor closely the fundamental changes in the aperture mask business and will take additional actions, if necessary, to size this business appropriately.

Revenues from television masks decreased 10 percent in the 2003 first quarter compared to last year's first quarter.  Sales declines in the North American and European regions were partially offset by increased sales in Asia from a mix of both traditional customers and new customers.

Revenues from non-mask operations decreased $1.0 million quarter-over-quarter.  Excluding discontinued product lines, the group's remaining non-mask product sales rose $0.4 million in the 2003 first quarter versus the same period last year with this unit posting a small operating loss.  After two years of operating losses, this unit, given its sales trends, is quickly approaching its breakeven point and a return to profitability.

Buckbee-Mears group's non-mask operations continued to work with its development partner in the first quarter to secure FDA approval of its medical manufacturing processes at its Cortland facility.  The company did, however, experience some delays in the project during the quarter.  "We are in discussions with our development partner on a revised project timeline for introduction of our stent manufacturing process," Hepper said.  "We remain excited about the possibilities to leverage our precision manufacturing and product design technologies in the medical products arena.  While we are encouraged about the long-term potential of this stent project, we do not foresee this project contributing significantly to future results within the next 12-18 months.  We will, however, continue research and development efforts to expand our portfolio of products in this profitable market segment."

Optical Products Group Operating Highlights

First quarter revenues for the Optical Products group totaled $29.0 million, down $4.1 million, or 12 percent, versus the prior-year quarter, but up $7.3 million, or 34 percent from levels in the fourth quarter 2002.  Polycarbonate lens sales declined $1.0 million compared to the year-ago period, but were up $6.0 million from the fourth quarter 2002.  Lower-margin, plastic lens sales declined $1.4 million versus the first quarter 2002.  Glass lens sales declined $1.7 million compared to last year's first quarter.  However, both plastic and glass lens sales each grew $0.7 million, respectively, versus the fourth quarter 2002.

The Optical Products group reported 2003 first quarter earnings of $4.0 million, versus an operating loss of $2.5 million in the year-ago period.  The group's prior-year quarter, however, was negatively impacted by $2.8 million of non-recurring restructuring and restructuring-related charges primarily for the group's Azusa plant closure.  Excluding these charges, the group would have reported an operating profit in last year's first quarter of $0.3 million.  Operating margin for the 2003 first quarter was 13.7 percent, compared to a negative operating margin of 7.5 percent in the prior-year quarter.  Vision-Ease's double-digit operating margin this quarter is its first double-digit quarterly operating margin since mid-1999.

"The improvement in operating profit this quarter, despite weaker sales levels, is primarily attributable to a more profitable mix of products sold and a continuing focus on higher technology film-based products," Hepper said.  "While the Vision-Ease team is encouraged by the recent improvement in operating margins, we are not satisfied with our results with respect to both operating efficiencies and costs.  We look forward to further margin improvement as the group attacks overall product and operating costs at both its Ramsey, Minn., and Jakarta, Indonesia, facilities."

In the 2003 first quarter, Vision-Ease experienced increased demand in several key premium product categories, including its Outlook™ polycarbonate progressive lens and its polycarbonate photochromic lenses co-branded with Transitions®.  The company's sales in the first quarter also benefited from its portfolio of film-based products, specifically new proprietary polycarbonate-polarized sun lenses utilizing a unique melanin-based film.

During the quarter, the company also announced two developments in connection with its patented polycarbonate polarizing sun lens technology.  In March, Vision-Ease and Younger Mfg. Co. announced an agreement under which Younger will license Vision-Ease's polycarbonate polarizing patent portfolio.  As part of the agreement, Vision-Ease received a license to certain Younger patents.  This agreement resolves a patent infringement lawsuit between Vision-Ease and Younger filed last year.  Terms of the settlement and license agreement were not announced.

Also in March, Vision-Ease announced the launch of two new marketing programs aimed at eye care professionals and optical laboratories that are designed to increase these customers' sales of Vision-Ease's SunRx® prescription polarized sun lenses.  To date, more than 120 wholesale optical labs and lab groups representing an estimated 65% of the wholesale laboratory volume have signed up to participate in these programs.  Several key integrated retail chains are participating as well.  The programs are expected to reach eye care dispensers and consumers in May.

Investor Conference Call Information

Tuesday, April 29, 2003

10:00 a.m. Central Time (11:00 a.m. Eastern Time)

Call-in Number:  888-423-3275 (U.S.) or 612-332-0226 (International)

Replay Number:  800-475-6701 (U.S.) or 320-365-3844 (International)

Replay Access Code:  681884

A rebroadcast of the call will be available beginning at 3:45 p.m. Central Time, April 29, 2003 until 11:59 p.m. Central Time, May 6, 2003.

The conference call will also be Webcast live, through a simulcast offered by CCBN.com and StreetEvents.com.  To access this Webcast, go to the "Investor Relations" portion of the Company's Web site, www.bmcind.com, click on "Conference Calls" and then click on the CCBN icon.

About BMC Industries

BMC Industries, founded in 1907, comprises two business segments: Buckbee-Mears and Optical Products.  The Buckbee-Mears group offers a range of services and manufacturing capabilities to meet the most demanding precision metal manufacturing needs.  The group is a leading producer of a variety of precision photo-etched and electroformed components that require fine features and tight tolerances.  The group is also the only North American manufacturer of aperture masks, a key component in color television picture tubes.

The Optical Products group, operating under the Vision-Ease Lens trade name, is a leading designer, manufacturer and distributor of polycarbonate, glass and plastic eyewear lenses.  Vision-Ease is a technology and a market share leader in the polycarbonate lens segment of the market.  Polycarbonate lenses are thinner and lighter than lenses made of other materials, while providing inherent ultraviolet (UV) filtering and impact resistant characteristics.

BMC Industries, Inc. is listed on the New York Stock Exchange under the ticker symbol "BMM."  For more information about BMC Industries, Inc., visit the Company's Web site at www.bmcind.com.

Safe Harbor for Forward-Looking Statements

This news release contains various "Forward-Looking Statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are intended to be covered by the safe harbors created thereby.  Statements made in this news release that are not statements of historical facts, including statements regarding future performance, are Forward-Looking Statements.  Forward-Looking Statements may be identified by the use of words such as "anticipates", "estimates", "expects", "forecasts", "projects", "intends", "plans", "predicts", and similar expressions.  Forward-Looking Statements are subject to a number of risks and uncertainties that could cause, and in certain instances have caused, actual results or outcomes to differ materially from those projected, including, among others, our ability to manage working capital and align costs with market conditions; ability to achieve higher yields at Vision-Ease; ability to reduce inventories while maintaining consistently high customer service levels and product fill rates; ability to increase sales of products at Vision-Ease; ability to replace lost domestic aperture mask sales with sales in Asia and other areas of the world; further aperture mask price declines; slowdown in growth of, or price reductions in, high-end optical lens products; fluctuations in currency exchange rates; rising raw material costs; ability to execute efficiently the temporary shut down and start-up of operations at the company's aperture mask production facilities during the second and third quarters; the ability to achieve FDA approval for production of medical products at our Cortland facility; ongoing economic uncertainty and the affect of war or other conflict on the company's operations; the ability to generate sufficient cash flow to meet debt service obligations; the ability to meet future financial covenants related to, and the ability to negotiate financing arrangements in addition to, or in replacement of, our existing senior credit facilities. These and other risks and uncertainties are discussed in further detail in BMC's Annual Report and Form 10-K for the year ended December 31, 2002 and other documents filed with the Securities and Exchange Commission.

BMC INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended
	March 31
	2003	2002
Revenues	$55,854	$68,626
Cost of products sold	46,744	63,333
Gross margin	9,110	5,293
Selling	3,471	3,598
Administrative	1,368	1,355
Non-recurring charges	-	2,800
Income (loss) from operations	4,271	(2,460)
Other income and (expense)
Interest expense	(2,851)	(2,632)
Interest income	4	47
Other income (expense)	(280)	3,742
Earnings (loss) before income taxes and accounting change	1,144	(1,303)
Income tax expense	418	878
Earnings (loss) before accounting change	726	(2,181)
Accounting change	-	52,704
Net earnings (loss)	$726	$(54,885)
Basic and diluted earnings (loss) per share: Before cumulative effect of accounting change Cumulative effect of accounting change	$0.03 -	$(0.08 (1.96	) )
Net earnings (loss)	0.03	(2.04)
Number of shares included in per share computation: Basic Diluted	26,981 27,085	26,912 26,912
Dividends declared per share	$-	$0.0025

-more-

BMC INDUSTRIES, INC.

PRO FORMA NET EARNINGS/(LOSS) CALCULATION

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended
	March 31
	2003	2002
Reported net earnings (loss)	$726	$(54,885)
Adoption of FAS 142 (a)	-	52,704
Gain on sale of non-core assets (a)	-	(2,205)
Non-recurring and restructuring-related charges (a)	-	1,764
Pro forma net earnings (loss)	726	(2,622)

Number of shares used in diluted EPS	27,085	26,912
Pro forma diluted EPS	$0.03	$(0.10)

(a) Assumes tax at the Company's estimated incremental tax rate of 37%, rather than the financial statement effective tax rate, except for the $52,704 FAS 142 accounting change for which no tax benefit was assumed.

-more-

BMC INDUSTRIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	(Unaudited)
	March 31,	December 31,
ASSETS	2003	2002
Current assets
Cash and cash equivalents	$1,222	$1,635
Trade accounts receivable, net	25,915	27,660
Inventories	65,408	59,736
Deferred income taxes	9,039	9,492
Other current assets	6,877	6,350
Total current assets	108,461	104,873

Property, plant and equipment	283,218	279,844
Less accumulated depreciation	164,183	158,510
Property, plant and equipment, net	119,035	121,334
Deferred income taxes	3,278	3,083
Intangibles assets, net	11,924	12,141
Other assets	6,013	5,928
Total assets	$248,711	$247,359
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Short-term borrowings	$657	$747
Current portion long-term debt	14,010	14,010
Accounts payable	24,874	25,113
Income taxes payable	3,982	3,416
Deferred income taxes	90	88
Accrued expenses and other current liabilities	16,474	17,359
Total current liabilities	60,087	60,733

Long-term debt	98,577	97,529
Other liabilities	27,744	28,463
Deferred income taxes	1,027	1,155

Stockholders' equity
Common stock	46,987	46,949
Retained earnings	20,683	19,957
Accumulated other comprehensive (loss)	(6,325)	(7,358)
Other	(69)	(69)
Total stockholders' equity	61,276	59,479

Total liabilities and stockholders' equity	$248,711	$247,359

-more-

BMC INDUSTRIES, INC.
SEGMENT INFORMATION

(Unaudited)

(in thousands, except percentages)

	Three Months Ended March 31,
	Buckbee-Mears		Optical Products		Consolidated
	2003	2002	2003	2002	2003	2002

Revenues	$26,883	$35,547	$28,971	$33,079	$55,854	$68,626
Cost of products sold	24,039	33,105	22,705	30,228	46,744	63,333
Gross margin	2,844	2,442	6,266	2,851	9,110	5,293
Gross margin %	10.6%	6.9%	21.6%	8.6%	16.3%	7.7%
Selling	1,167	1,060	2,304	2,538	3,471	3,598
Non-recurring charges	-	-	-	2,800	-	2,800
Unallocated corporate
administration	-	-	-	-	1,368	1,355
Income (loss) from operations	$1,677	$1,382	$3,962	$(2,487)	$4,271	$(2,460)

Income (loss) from
operations %	6.2%	3.9%	13.7%	(7.5)%	7.6%	(3.6)%

Capital spending					$1,932	$1,527

Depreciation and
amortization					$5,082	$5,574

EBITDA					$9,073	$6,856

EBITDA %					16.2%	10.0%

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